Exhibit 10.18

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of May 2, 2016, by and among Newhall Holding Company, LLC, a Delaware limited liability company to be renamed “Five Point Holdings, LLC” (the “Company”), and the persons named on Exhibit A hereto under the heading “Investors” (collectively, the “Investors”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in Article I.

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into a Second Amended and Restated Contribution and Sale Agreement, dated as of July 2, 2015, and amended and restated as of the date hereof (the “Contribution and Sale Agreement”), with Five Point Holdings, Inc., Newhall Intermediary Holding Company, LLC, Newhall Land Development, LLC, The Shipyard Communities, LLC, UST Lennar HW Scala SF Joint Venture, HPSCP Opportunities, L.P., LenFive, LLC, MSD Heritage Fields, LLC, FPC-HF Venture I, LLC, Heritage Fields Capital Co-Investor Member LLC, LNR HF II, LLC, Heritage Fields LLC, Five Point Communities Management, Inc., Five Point Communities, LP, Lennar Homes of California, Inc. and Emile Haddad; and

WHEREAS, in connection with the Contribution and Sale Agreement, the Company desires to grant certain rights to the Investors, as specified herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and agreements set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, in addition to the other terms defined herein, the following capitalized defined terms, as used herein, have the following meanings:

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anchorage Group” means, collectively, the Investors listed on Exhibit A under the heading “Anchorage Group,” and any Permitted Assignee thereof.

“Approved Underwriter” means either (i) Citigroup Capital Markets Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. or Wells Fargo Securities, LLC, or (ii) any other nationally recognized investment banking firm that has been selected by the Board and reasonably approved by the Requisite Approval.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to be closed.

“Change of Control Transaction” means (i) any transaction that results in greater than fifty percent (50%) of the ownership interests in the Company (based on either voting power or rights to receive distributions or proceeds upon liquidation) being owned by any Person (other than a Holder); (ii) any transaction that results in a

Person other than the Company or an Investor having control over the management of the Operating Company or the master-planned communities currently known as Newhall Ranch and The San Francisco Shipyard and Candlestick Point; or (iii) any sale of all or substantially all of the assets of the Company or the Operating Company, whether in one transaction or in a series of related transactions (excluding sales of properties in the ordinary course of business).

“Class A Common Shares” means Class A Common Shares, as defined in the Company LLCA (or other securities issued in respect of, in exchange for, or in substitution for, such Class A Common Shares, whether by reason of any share split, share distribution, reverse share split, recapitalization, merger, consolidation, combination or otherwise).

“Commission” means the Securities and Exchange Commission. “Company” has the meaning set forth in the preamble to this Agreement.

“Company LLCA” means the Amended and Restated Limited Liability Company Agreement of the Company to be entered into at the Effective Time pursuant to the Contribution and Sale Agreement, as the same may be amended from time to time

“Contribution and Sale Agreement” has the meaning set forth in the recitals to this Agreement.

“Demand Notice” has the meaning set forth in in Section 3.2(a) hereof.

“Demand Registration” has the meaning set forth in Section 3.2(a) hereof.

“Demand Registration Statement” means a Registration Statement filed to effect a Demand Registration.

“Effective Time” means the date and time of the closing under the Contribution and Sale Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully Diluted Basis” means to assume (i) the exchange of all Hunters Point Units for OP Units on a one-for-one basis, (ii) the exchange of all OP Units for Class A Common Shares on a one-for-one basis, (iii) the conversion of all Class B common shares of the Company into Class A Common Shares pursuant to the terms of the Company LLCA, and (iv) that all then outstanding Management Awards are fully vested and that the maximum number of Class A Common Shares or OP Units issuable with respect to such awards have been issued and are outstanding.

“Holder” means (i) any Investor, and (ii) any Person that is a party to the Contribution and Sale Agreement, or an Affiliate of such Person, that, in either case, owns Class A Common Shares or Units as of the Effective Time. For purposes of this Agreement, (i) any Holder of OP Units shall be deemed to hold a number of Registrable Shares equal to the number of Class A Common Shares issuable in exchange for such OP Units, and (ii) any Holder of Hunters Point Units shall be deemed to hold a number of Registrable Shares equal to the number of Class A Common Shares issuable in exchange for the number of OP Units for which such Hunter Point Units are exchangeable pursuant to the Hunters Point Venture Agreement.

“Hunters Point Units” means Class A Units, as defined in the Hunters Point Venture Agreement (or any other interests issued on account of those units as a result of a unit split, combination, distribution or other similar recapitalization event applying to all such units).

“Hunters Point Venture” means The Shipyard Communities, LLC, a Delaware limited liability company.

“Hunters Point Venture Agreement” means the Amended and Restated Limited Liability Company of Hunters Point Venture, to be entered into at the Effective Time pursuant to the Contribution and Sale Agreement, as the same may be amended, modified or restated from time to time.

“Indemnified Party” has the meaning set forth in Section 3.6(c) hereof.

“Indemnifying Party” has the meaning set forth in Section 3.6(c) hereof.

“Investor Groups” means the Anchorage Group, the Och-Ziff Group, the Marathon Group and the Third Avenue Group.

“Investors” has the meaning set forth in the preamble to this Agreement.

“IPO” means an initial public offering of Class A Common Shares by the Company pursuant to an effective registration statement under the Securities Act (excluding any offering pursuant to a Demand Registration).

“Management Awards” means the equity awards granted at the Effective Time by the Company and/or the Operating Company pursuant to the Contribution and Sale Agreement.

“Marathon Group” means, collectively, the Investors listed on Exhibit A under the heading “Marathon Group,” and any Permitted Assignee thereof.

“Marketable Securities” means (a) equity securities that are listed on a national securities exchange or (b) debt securities that are rated by a nationally recognized rating agency, listed on a national securities exchange or covered by at least two reputable market makers.

“Minimum Per Share Amount” means an amount per Class A Common Share or Unit equal to $2.84 per share or unit; provided, however, that the Minimum Per Share Amount shall be adjusted from time to time as follows:

(1) the Minimum Per Share Amount shall be reduced by the aggregate per share amount of any cash dividends in respect of the Class A Common Shares and the fair market value (as determined in good faith by the Board) of any securities or other assets distributed to the holders of Class A Common Shares after the Effective Time; and

(2) the Minimum Per Share Amount shall be adjusted for any share split or reverse split of Class A Common Shares, or other similar event after the Effective Time that results in an increase or decrease in the number of outstanding Class A Common Shares.

“Notice of Demand Registration” has the meaning set forth in Section 3.2 hereof.

“NYSE” means the New York Stock Exchange.

“Och-Ziff Group” means, collectively, the Investors listed on Exhibit A under the heading “Och-Ziff Group, “ and any Permitted Assignee thereof.

“OP Unit” means a Class A Unit, as defined in the Operating Company LLCA (or any other interests issued on account of those units as a result of a unit split, combination, distribution or other similar recapitalization event applying to all such units).

“Operating Company” means Newhall Intermediary Holding Company, LLC, a Delaware limited liability company, which is to be renamed Five Point Operating Company, LLC at the Effective Time.

“Operating Company LLCA” means the Amended and Restated Limited Liability Company Agreement of the Operating Company, to be entered into at the Effective Time pursuant to the Contribution and Sale Agreement, as the same may be amended, modified or restated from time to time.

“Participating Holder” means any Holder who has elected to participate in a Demand Registration.

“Permitted Assignee” means, with respect to any Investor, an entity that is an Affiliate of such Investor, (i) to which such Investor transfers Registrable Shares and assigns related rights hereunder, and (ii) which agrees in writing to be bound by all of the terms herein applicable to such Investor; provided, however, that such entity shall cease to be a Permitted Assignee and shall automatically forfeit all of its rights hereunder if at any time such entity ceases to control, be controlled by, or under common control with, such Investor.

“Person” means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Approved Change of Control Transaction” means any Change of Control Transaction if, in connection with such transaction, the Investors will receive, in exchange for their Registrable Shares, or their Registrable Shares will be converted into or become the right to receive, cash in an amount and/or Marketable Securities with a Value that, in the aggregate, equals or exceeds the Minimum Per Share Amount, determined as of the close of business on the third (3rd) Business Day prior to the date on which the material definitive agreement with respect to such Change of Control Transaction is entered into.

“Pre-Approved IPO” means an IPO in which the price to the public is at least equal to the Minimum Per Share Amount.

“Prospectus” means the prospectus included in a Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares covered by such Registration Statement, and by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

“Registrable Shares” means (i) Class A Common Shares owned by any Holder, (ii) Class A Common Shares issuable to a Holder in exchange for Units pursuant to the Operating Company LLCA or the Hunters Point Venture Agreement, including OP Units issuable in exchange for Hunters Point Units pursuant to the Hunters Point Venture Agreement, respectively, (iii) Class A Common Shares issuable upon conversion of Class B Common Shares of the Company, (iv) Class A Common Shares to be sold by the Company to fund the purchase of Units pursuant to Section 3.2(c) and pay related offering expenses, and (v) any other securities which may be issued in respect of, in exchange for, or in substitution for, such Class A Common Shares, whether by reason of any share split, share distribution, reverse share split, recapitalization, merger, consolidation, combination or otherwise.

“Registration Expenses” means any and all expenses incident to the performance of or compliance by the Company with this Agreement, which shall be borne by the Company as provided below, including without limitation: (i) all registration and filing fees, (ii) printing expenses, (iii) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (iv) the fees and expenses incurred in connection with the listing of the Registrable Shares, (v) the fees and disbursements of legal counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company, and any transfer agent and registrar fees and (vi) the reasonable fees and expenses of any special experts retained by the Company; provided, however, that Registration Expenses shall not include, and the Company shall not have any obligation to pay, any taxes (including transfer taxes) attributable to the sale of securities by the Holders or underwriting, brokerage or other similar fees, discounts, or commissions attributable to the sale of such Registrable Shares or any legal fees and expenses of counsel to any Holder and any underwriter engaged by any Holder or any other expenses incurred in connection with a sale of securities pursuant to a Demand Registration Statement.

“Registration Process” means any period of time when the Company is actively pursuing an IPO or a Demand Registration (which shall commence upon the giving of a Notice of Demand Registration).

“Registration Statement” means any registration statement of the Company which covers the sale of any of the Registrable Shares under the Securities Act on an appropriate form, and all amendments and supplements to such registration statement, including post-effective amendments, in each case, including the Prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein.

“Requisite Approval” means the written consent of a majority in number of the Specified Investor Groups; provided that if there are only two Specified Investor Groups, then the consent of only one Specified Investor Group shall constitute the Requisite Approval. For the avoidance of doubt, in determining the Requisite Approval, each of the Investor Groups shall constitute a Specified Investor Group only so long as it owns at least 25% of the Registrable Shares that it owns as of the Effective Time.

“Requisite Holders” means, in the case of any underwritten offering hereunder, Holders of a majority of the Registrable Shares to be included in such offering; provided, however, that, for purposes of this definition, if any Class A Common Shares are to be sold by the Company in such offering and the net proceeds used to purchase Units pursuant to Section 3.2(c), such Registrable Shares shall be deemed to include such Units.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Investor Group” means any of the Investor Groups so long as such Investor Group owns at least 25% of the Registrable Shares that it owns as of the Effective Time.

“Term” means the period commencing on the Effective Time and ending on the earlier of (i) the completion of an IPO that has received the Requisite Approval, (ii) the completion of a Pre-Approved IPO, (iii) effectiveness of a Demand Registration Statement, (iv) the consummation of a Change of Control Transaction that has received the Requisite Approval, (v) the consummation of a Pre-Approved Change of Control Transaction, (vi) the earliest date on which the Class A Common Shares are listed on a national securities exchange and have a Value that equals or exceeds the Minimum Per Share Amount, or (vii) the earliest date on which the Investors, collectively, cease to own at least twenty-five percent (25%) of the Class A Common Shares (on a Fully Diluted Basis) owned by them at the Effective Time.

“Third Avenue Group” means, collectively, the Investors listed on Exhibit A under the heading “Third Avenue Group,” and any Permitted Assignee thereof.

“Unit” means an OP Unit or a Hunters Point Unit.

“Value” means, as of any date (the “Valuation Date”) and for any security, the volume weighted average Market Price of such security for twenty (20) consecutive trading days immediately preceding the Valuation Date. The term “Market Price” on any date means, with respect to any security, the last sale price for such security, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such security, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such security is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading.

ARTICLE II

INVESTOR RIGHTS

Section 2.1 Information Rights. During the Term, the Company shall:

(a) within ninety (90) days after the end of each fiscal year of the Company, furnish to each Investor Group a report containing substantially the same information as required by an Annual Report on Form 10K (other than information required by Items 1B, 5 and Part III of Form 10-K), excluding exhibits;

(b) within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, furnish to each Investor Group, a report containing substantially the same information as required by a Quarterly Report on Form 10-Q (other than information required by Item 2 of Part II of Form 10-Q), excluding exhibits; and

(c) within ten (10) business days of furnishing any of the reports required by clauses (a) or (b) above, hold a conference call to discuss such report and the results of operations for the period.

For purpose of this Section 2.1 hereof, “furnish” shall mean the posting of electronic copies of the relevant reports to a website to which the Investors have been provided access and subject to confidentiality obligations similar to those currently in effect for the Company’s virtual data room. If the Company files an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q with the Commission, such filing will be deemed to satisfy the Company’s obligations under Sections 2.1(a) and (b). No fewer than three (3) business days prior to the date of any conference call required to be held in accordance with Section 2.1(c), the Company shall post on a website to which the Investors have been provided access the time and date of such conference call and the manner of accessing such conference call.

Section 2.2 Consent Rights. During the Term, the Company shall not take any of the following actions without first obtaining the Requisite Approval:

(a) consummate an IPO other than a Pre-Approved IPO;

(b) increase or decrease the size of the Board (other than as contemplated by the Amended and Restated Voting and Standstill Agreement, dated as of the date hereof, by and among the Company and the investors named therein);

(c) amend or modify the Company LLCA or the Operating Company LLCA (whether by amendment, merger or otherwise) in a manner that adversely affects the Investors;

(d) consummate any Change of Control Transaction other than a Pre-Approved Change of Control Transaction;

(e) modify the Company’s securities trading policy applicable to members of the Board (the current form of which is attached hereto as Exhibit C) to make it significantly more restrictive, unless such change is necessary or desirable to comply with law;

(f) fail to maintain nominating, compensation and audit committees that comply with the requirements of Sections 303A.04, 303A.05, 303A.06 and 303A.07 of the NYSE Listed Company Manual; or

(g) take any action that would require shareholder approval under the rules and regulations then applicable to NYSE-listed companies, unless such shareholder approval has been obtained.

Section 2.3 Designated Representatives. Each Investor Group hereby designates the entity specified on Exhibit B hereto as its Designated Representative (such Investor Group’s “Designated Representative”) to act hereunder on behalf of such Investor Group, including for purposes of giving any written consent hereunder. All parties hereto shall be entitled to conclusively presume that an act of an Investor Group’s Designated Representative has been authorized by all members of such Investor Group. Any Investor Group’s Designated Representative may be replaced at any time by written notice to all of the other parties hereto signed by all Persons in such Investor Group.

Section 2.4 Disclosed Information. The Company will use reasonable best efforts to prepare and to post in the virtual data room maintained for its investors as soon as reasonably practicable and in no event later than May 13, 2016, a report describing (i) the transactions completed pursuant to the Contribution and Sale Agreement, (ii) the structure and organization of the Company, and (iii) the properties and operations of the Company. Promptly following such posting, management of the Company shall host a conference call to discuss the transaction with investors in the Company. The information to be included in the report shall be similar to that included in the Company’s draft registration statement under the headings: “Prospectus Summary – Our Company,” Prospectus Summary – Our Communities,” “Prospectus Summary – Structure and Formation of Our Company,” with such changes as the Company deems appropriate to reflect changes in circumstances and the nature of the report. The report shall include information describing each community, including its total acreage, number of homesites, commercial square feet, and, in the case of Great Park Neighborhoods, information relating to recent land sales, including sales prices on an aggregate basis, similar to that included in the draft registration statement. The report shall include such risk factors and other information as the Company deems appropriate.

ARTICLE III

REGISTRATION

Section 3.1 IPO Process. During the Term, the Board shall meet (which meeting may be telephonic) at least once per month to consider whether market conditions would permit the completion of an IPO. During the Term, the Board shall consult from time to time with an Approved Underwriter, and if such Approved Underwriter advises the Board that market conditions would permit the Company to consummate a Pre-Approved IPO, the Company shall use its reasonable best efforts to effect a Pre-Approved IPO. In connection with any underwritten IPO, each Investor agrees, if requested by the managing underwriter or underwriters, to execute a customary “lockup” agreement for a period of no more than one hundred eighty (180) days following the IPO, in the form requested by the managing underwriter or underwriters. For the avoidance of doubt, the Company may not consummate an IPO other than a Pre-Approved IPO without Requisite Approval.

Section 3.2 Demand Registration.

(a) If an IPO has not been completed within one year after the Effective Time, then any Investor Group may deliver to the Company a written notice (“Demand Notice”) requesting that the Company either (i) prepare and file a Registration Statement to register in an underwritten offering the sale of a specified number of Registrable Shares by such Investor Group (a “Demand Registration”), or (ii) purchase a number of Class A Common Shares or OP Units from such Investor Group equal to such specified number of Registrable Shares (the “Purchase Option”), at a price specified by such Investor Group in the Demand Notice (the “Offer Price”). No Investor Group may deliver a Demand Notice more than once in any calendar year. After any Investor Group has given a Demand Notice, unless and until the Company has given a Notice of Demand Registration, any other Investor Group may give its own Demand Notice. If a Demand Notice is given during any Registration Process, or if the Company determines to commence a Registration Process within ten (10) Business Days after receiving a Demand Notice, the Company shall so notify the Investor Group that delivered the Demand Notice, and the Company shall not be obligated to proceed with a Demand Registration and may not elect to exercise the Purchase Option.

(b) A Demand Notice given by an Investor Group shall constitute an irrevocable offer by such Investor Group to sell the specified number of Class A Common Shares or OP Units to the Company at the Offer Price. If the Company desires to accept such offer (exercise the Purchase Option), within ten (10) Business Days, it shall provide written notice to all of the Investor Groups of the Company’s decision to exercise the Purchase Option, and shall offer to purchase Class A Common Shares or OP Units from all of the Investor Groups at the Offer Price. The Company may elect to include a purchase agreement or letter of transmittal with such notice (a “Purchase Agreement”), and require that any Investor Group electing to sell Class A Common Shares or OP Units deliver a Purchase Agreement that has been duly executed by such Investor Group. If any Investor Group fails to respond in writing within twenty (20) Business Days, the Company may deem that Investor Group to have elected not to sell any Class A Common Shares or OP Units. If the Company exercises the Purchase Option, it shall complete the purchase of Class A Common Shares and OP Units within 90 days after its receipt of the Demand Notice.

(c) If the Company does not exercise the Purchase Option and is not in a Registration Process, within twenty (20) Business Days, the Company shall give written notice (a “Notice of Demand Registration”) to all Holders of such Demand Notice, and request that they respond if they want to participate in the underwritten offering and sell Class A Common Shares. In addition, a Holder of OP Units may elect to participate in such offering by requesting that the Company sell a number of Class A Common Shares in the offering equal to the number of OP Units proposed to be sold by such Holder and use the net proceeds from the sale of such shares to purchase such OP Units from such Holder. In such event, the price per OP Unit to the Holder shall be equal to the price per Class A Common Share received by the Company in such offering, net of all underwriting discounts and commissions. Any Holder electing to sell OP Units in connection with an offering undertaken pursuant to a Notice of Demand Registration shall execute and deliver a purchase agreement in such form as is reasonably requested by the Company (a “Unit Purchase Agreement”). The Notice of Demand Registration may request that Holders respond in writing within twenty (20) Business Days if they want to participate in such offering, and indicate in such response the number of their Registrable Shares requested to be included (or OP Units requested to be sold). The Company may elect to include a Unit Purchase Agreement with such Notice of Demand Registration, and require that any Holder electing to sell OP Units in connection with such offering deliver a Unit Purchase Agreement that has been duly executed by such Holder. If any Holder fails to respond in writing within twenty (20) Business Days, the Company may deem that Holder to have elected not to participate in such offering.

(d) The Company will use its reasonable best efforts to (i) prepare and file with the Commission a Demand Registration Statement within 60 days after the Notice of Demand Registration that registers all of the Registrable Shares with respect to which the Company has received written requests for participation from the Holders in accordance with Section 3.2(c) hereof (provided that the Company shall not be in breach of this Agreement if it fails to file the Demand Registration Statement within such sixty (60) day period if it is using its reasonable best efforts to do so), (ii) file amendments responsive to any comments from the Commission with respect to such Demand Registration Statement within three (3) weeks after receipt of such comments, and (iii) cause such Registration Statement to be declared effective within 180 days after the Notice of Demand Registration. Notwithstanding the foregoing, the Company shall not be obligated to proceed with a Demand Registration hereunder if (i) the Company is in a Registration Process, or (ii) the total number of Registrable Shares requested to be included in the Demand Registration is less than ten percent (10%) of the number of outstanding Class A Common Shares (on a Fully Diluted Basis) as of the Effective Time (subject to adjustment for any share split, share distribution, reverse share split, combination or similar transaction), in which case, the Company shall promptly notify the Holders of such circumstances and that it will not be proceeding with the Demand Registration and such Demand Notice shall be considered withdrawn.

(e) In connection with any Demand Registration, the Company shall enter into such agreements (including an underwriting agreement in form, scope and substance as is customary for similar underwritten offerings) and take all such other reasonable actions in connection therewith in order to expedite or facilitate the disposition of securities included in such offering, including (i) providing the underwriters and their representatives with due diligence materials reasonably requested by them, (ii) making appropriate officers of the Company available for meetings with the underwriters and their representatives, (iii) making such representations and warranties to the underwriters with respect to the business of the Company and the Registration Statement and Prospectus, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings; (iv) obtaining customary opinions of counsel to the Company; (v) obtaining customary “cold comfort” letters and updates thereof from the independent registered public accountants of the Company (to the extent permitted by applicable accounting rules and guidelines); and (vi) making appropriate officers of the Company available to participate in “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Shares).

(f) In connection with any underwritten offering hereunder, all underwriting arrangements shall be subject to the approval of the Requisite Holders (or persons designated by them for such purpose), including the timing and pricing of the offering, except that the Board shall determine, in its sole discretion, the managing underwriter or underwriters for the offering, which shall be an Approved Underwriter.

(g) No Holder may participate in any underwritten offering hereunder unless such Holder (i) agrees to sell such Holder’s securities on the basis provided in any underwriting arrangements approved by the Requisite Holders, (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Agreement, (iii) agrees, if requested by the managing underwriter or underwriters, to execute a customary “lock-up” agreement for a period of no more than 180 days, in the form requested by the managing underwriter or underwriters, (iv) cooperates with the Company and furnishes to the Company all information reasonably requested by the Company in connection with the preparation of the Demand Registration Statement, and (v) agrees to treat as confidential the receipt of any notice from the Company pursuant to this Article III and not disclose or use the information contained in such notice unless (A) otherwise required by law or subpoena, (B) the Company has provided its prior written consent, or (C) such information is or becomes available to the public generally, other than as a result of disclosure by such Holder in breach of the terms of this Agreement.

(h) In the case of any underwritten offering hereunder, if the managing underwriter or underwriters advise the Company in writing that, in their opinion, the number of securities requested to be included in such offering exceeds the number of securities that can be sold in an orderly manner in such offering, then the number of securities to be offered for the account of each Holder requesting to include Registrable Shares, and for the account of the Company in order to raise funds to be used in connection with the purchase of Units from Holders pursuant to Section 3.2(c), in such offering shall be reduced pro rata based on the number of securities requested to be sold in such offering, to the extent necessary to reduce the total number of securities to be included in such offering to the maximum number recommended by such managing underwriter or underwriters.

(i) The Company may withdraw a Demand Registration Statement, and shall be deemed to have satisfied its obligations hereunder with respect to a Demand Notice, if, despite the Company’s compliance with its obligations hereunder, the Requisite Holders fail to complete an offering of Registrable Shares prior to the later of (i) 270 days following the date of the Notice of Demand Registration, or (ii) five (5) Business Days after the earliest date on which the Company could cause such Registration Statement to become effective (or could have caused such Registration Statement to become effective but for a failure of Holders to provide required information).

Section 3.3 NYSE Filings. The Company shall file any necessary listing applications or amendments to the existing applications to cause the Class A Common Shares registered under any Demand Registration Statement to be listed on the NYSE or such other national securities exchange as selected by the Board, in its sole discretion.

Section 3.4 Notice of Certain Events. In connection with any Demand Registration, the Company shall promptly notify each Participating Holder in writing of the filing of the Demand Registration Statement or Prospectus in accordance with Section 3.2 hereof, any amendment or supplement related thereto or any post-effective amendment to a Demand Registration Statement and the effectiveness of any post-effective amendment. The Company shall promptly notify each Participating Holder in writing of the issuance by the Commission of any stop order suspending the effectiveness of a Demand Registration Statement or the Company becoming aware of the initiation of any proceedings for that purpose. The Company shall use its reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Demand Registration Statement as promptly as practicable after the issuance thereof.

Section 3.5 Expenses. The Company shall bear all Registration Expenses incurred in connection with a Demand Registration, and the Company’s performance of its obligations under this Agreement. The Participating Holders shall bear all underwriting, brokerage or similar fees, discounts, commissions, or taxes (including transfer taxes) attributable to the sale of securities by the Participating Holders, and any legal fees and expenses of counsel to the Participating Holders and all other expenses incurred in connection with the performance by the Participating Holders of their obligations under this Agreement.

Section 3.6 Indemnification.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Participating Holder, its officers, directors, agents, partners, members, employees, managers, advisors, attorneys, representatives and Affiliates, and each Person, if any, who controls such Participating Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against, as incurred, any and all losses, claims, damages and liabilities (or actions in respect thereof), together with reasonable costs and expenses (including reasonable attorney’s fees), that arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, preliminary prospectus, prospectus, or free writing prospectus relating to the Registrable Shares (in each case, as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or that arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (with respect to any preliminary prospectus, prospectus or free writing prospectus, in the light of the circumstances under which they were made), not misleading, except insofar as such losses, claims, damages or liabilities arise out of or are based upon (i) any untrue statement or omission or alleged untrue statement or omission included in reliance upon and in conformity with information furnished in writing to the Company by such Participating Holder or on such Participating Holder’s behalf expressly for inclusion therein or (ii) such Participating Holder’s failure to deliver a copy of the Registration Statement or Prospectus or any amendments or supplements thereto after the Company has furnished such Participating Holder with a sufficient number of copies of the same.

(b) Indemnification by the Participating Holders. As a condition to its participation in any Demand Registration, each of the Participating Holders shall agree, severally but not jointly, to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its officers, directors, agents, partners, members, employees, managers, advisors, attorneys, representatives and Affiliates, and each Person, if any, who controls the Company, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company to such Participating Holder, but only with respect to information relating to such Participating Holder included in reliance upon and in conformity with information furnished in writing by such Participating Holder or on such Participating Holder’s behalf expressly for inclusion in any Registration Statement, preliminary prospectus, prospectus or free writing prospectus relating to the Registrable Shares, or any amendment or supplement thereto; provided that the liability of each Participating Holder shall be limited to the gross proceeds received by such Participating Holder from the sale of Registrable Shares pursuant to any such registration statement.

(c) Indemnification Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.6(a) or Section 3.6(b) hereof, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (an “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided that the failure of any Indemnified Party to give such notice will not relieve such Indemnifying Party of any obligations under Section 3.6(a) or Section 3.6(b), except to the extent such Indemnifying Party is materially prejudiced by such failure; provided, further, that the failure to notify an Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party otherwise under Section 3.6(a) or Section 3.6(b). In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (ii) representation of the Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnifying Party and the Indemnified Party, or (iii) the Indemnifying Party fails to assume the defense of the proceeding within a reasonable period of time (whether because it denies it is an Indemnifying Party with regard to the proceeding or otherwise). It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by (a) in the case of Persons indemnified pursuant to Section 3.6(a) hereof, the Requisite Holders of Registrable Shares sold under the applicable Registration Statement, and (b) in the case of Persons indemnified pursuant to Section 3.6(b), the Company. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes a unconditional release of such Indemnified Party from all liability arising out of such proceeding without any admission of liability by such Indemnified Party.

Section 3.7 Contribution.

(a) If the indemnification provided for in Section 3.6(a) or Section 3.6(b) hereof is unavailable to an Indemnified Party with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to therein or is insufficient to hold the Indemnified Party harmless as contemplated therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnified Party, on the other hand, shall be determined by reference to, among other factors, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall the obligation of any Indemnifying Party to contribute under this Section 3.7 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 3.6(a) or Section 3.6(b) hereof had been available under the circumstances.

(b) The Company and the Participating Holders agree that it would not be just and equitable if contribution pursuant to this Section 3.7 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The aggregate amount of any losses, claims, damages, actions, liabilities, costs or expenses incurred by an Indemnified Party and referred to above shall be deemed to include any such legal or other expenses reasonably incurred by such Indemnified Party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

(c) Notwithstanding the provisions of this Section 3.7, no Participating Holder shall be required to contribute any amount in excess of the amount by which the gross proceeds from the sale of Registrable Shares exceeds the amount of any damages that such Participating Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No Indemnified Party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Indemnifying Party who was not guilty of such fraudulent misrepresentation. The obligations of a Participating Holder to contribute pursuant to this Section 3.7, if any, are several in proportion to the amount of the proceeds actually received by such Participating Holder bears to the total proceeds received by all Holders and not joint.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, in each case, without the prior written consent of the Company and Investors that own a majority of the Registrable Shares then owned by all Investors; provided that, for the purpose of this Section 4.1, Units are to be counted as if all such Units were exchanged for Class A Common Shares; provided, further, that no amendment may materially and adversely affect the rights of any Investor disproportionately to the rights of the other Investors without the consent of such Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Investor and the Company.

Section 4.2 Notices. Except as set forth below, all notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, or (c) one (1) Business Day after being sent by a nationally recognized overnight courier, to the parties at the respective addresses set forth below (or at such other address for a party as shall be specified by like notice from such party); provided that in case of a change of address or the provision of information for inclusion in a Demand Registration Statement, the Investor must confirm such notice in writing by overnight express delivery with confirmation of receipt:

If to the Company:

Five Point Holdings, LLC

c/o Five Point Communities Management, Inc.

25 Enterprise, Suite 300

Aliso Viejo, California 92656

Attn: Legal Notices

If to the Investors:

At the respective addresses set forth on Exhibit A.

Section 4.3 Successors and Assigns. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. No Investor may assign its rights under this Agreement without the prior written consent of the Company, except that any Investor may assign its rights under this Agreement to a Permitted Assignee, without the consent of the Company, in connection with a transfer of such Investor’s Registrable Shares.

Section 4.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party. All counterparts shall collectively constitute one agreement (or amendment, as applicable). The exchange of counterparts of this Agreement among the parties by means of facsimile transmission or by electronic transmission (pdf) which shall contain authentic reproductions shall constitute a valid exchange of this Agreement and shall be binding upon the parties hereto.

Section 4.5 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 4.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of any laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 4.7 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 4.8 Entire Agreement. This Agreement, including exhibits, constitutes the entire agreement and supersedes all prior agreements and understandings, whether written or oral, among the parties regarding the subject matter of this Agreement.

Section 4.9 Waiver of Jury Trial. THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,

(B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NEWHALL HOLDING COMPANY, LLC

By:	/s/ Donald L. Kimball
	Name:	Donald L. Kimball
	Title:	Executive Vice President

ANCHORAGE CAPITAL MASTER OFFSHORE, LTD.

By:	Anchorage Capital Group, L.L.C., its Investment Manager

By:	/s/ Natalie A. Birrell
	Name:	Natalie A. Birrell
	Title:	Chief Operating Officer

MARATHON ASSET MANAGEMENT, LP, solely on behalf of certain of its affiliated funds and managed accounts that constitute the Marathon Group

By:	/s/ Peter F. Coppa
	Name:	Peter F. Coppa
	Title:	Authorized Signatory

THIRD AVENUE TRUST, on behalf of the Third Avenue Real Estate Value Fund

By:	/s/ W. James Hall
	Name:	W. James Hall
	Title:	President

THIRD AVENUE SPECIAL SITUATIONS (MASTER) FUND, L.P.

By:	Third Avenue Management LLC, as Investment Advisor

By:	/s/ W. James Hall
	Name:	W. James Hall
	Title:	General Counsel

[Signature Page to Investor Rights Agreement]

OZ DOMESTIC PARTNERS, L.P.

By:	OZ Advisors LP, its General Partner

By:	Och-Ziff Holding Corporation, as General Partner

By:	/s/ Joel Frank
	Name:	Joel Frank
	Title:	Chief Financial Officer

OZ DOMESTIC PARTNERS II, L.P.

By:	OZ Advisors, LP, its General Partner

By:	Och-Ziff Holding Corporation, as General Partner

By:	/s/ Joel Frank
	Name:	Joel Frank
	Title:	Chief Financial Officer

OZ OVERSEAS INTERMEDIATE FUND, L.P.

By:	OZ Advisors II LP, its General Partner

By:	Och-Ziff Holding LLC, its General Partner

By:	/s/ Joel Frank
	Name:	Joel Frank
	Title:	Chief Financial Officer

OZ OVERSEAS INTERMEDIATE FUND II, L.P.

By:	OZ Advisors II LP, its General Partner

By:	Och-Ziff Holding LLC, its General Partner

By:	/s/ Joel Frank
	Name:	Joel Frank
	Title:	Chief Financial Officer

[Signature Page to Investor Rights Agreement]

Exhibit A

Investors and Addresses for Notices

Investors	Address for Notices

Anchorage Group Anchorage Capital Master Offshore, LTD.	c/o Anchorage Capital Group, L.L.C. 610 Broadway, 6th Floor New York, NY 10012 Attention: Operations/Legal

Marathon Group	c/o Marathon Asset Management One Bryant Park, 38th Floor New York, NY 10036

Balder Masan Fund, Inc.

Corporate Debt Opportunities Fund LP

KTRS Credit Fund L.P.

Marathon Credit Dislocation Fund LP

Marathon Special Opportunity Fund LP

Marathon Special Opportunity Fund Ltd.

Marathon Special Opportunity Master Fund Ltd.

Master SIF SICAV – SIF

MV Credit Opportunity Fund L.P.

Penteli Master Fund Ltd.

Sirius Investment Fund SICAV – SIF

Och-Ziff Group	c/o OZ Management LP 9 West 57th Street New York, NY 10019
OZ Domestic Partners, L.P. OZ Domestic Partners II, L.P. OZ Overseas Intermediate Fund, L.P. OZ Overseas Intermediate Fund II, L.P.

Third Avenue Group	c/o Third Avenue Funds 622 3rd Ave, 32nd Fl. New York, NY 10017
Third Avenue Real Estate Value Fund Third Avenue Special Situations (Master) Fund, L.P.

Exhibit B

Designated Representatives

Och-Ziff Group: OZ Management LP

Anchorage Group: Anchorage Capital Group, L.L.C.

Third Avenue Group: Third Avenue Management, LLC

Marathon Group: Marathon Asset Management, LP

Exhibit C

Trading Policy